CODE OF ETHICS CLIENT FACING POLICY – OCTOBER 2023

Introductory note

Martin Currie is subject to legal and regulatory obligations in the jurisdictions in which it operates. This includes, but is not limited to, the UK FCA Rules, the US SEC Rules and the Australian ASIC Rules. Martin Currie is required under these laws to maintain an independent compliance function, which is responsible for oversight of the firm’s compliance with its legal and regulatory obligations. The Compliance Manual, maintained and overseen by Compliance and the Martin Currie Executive, sets out policies with which our staff must comply to enable the firm to comply with applicable law and regulation.

Please note that the following document is a summary of the full policy. We do not disclose our full policies externally unless specifically requested by an applicable regulatory or government authority.

This client facing policy is designed to provide a substantive overview of the full policy. It contains all the key information and procedures that are set out in the full internal policy but we are happy to add any additional detail as required or to discuss any aspect of our policy and approach. Please address any queries to the Chief Compliance Officer in the first instance.

The full internal policy applies to all Martin Currie employees and to all activities they conduct under that employment. For the avoidance of doubt, for the purposes of the application of Martin Currie’s policies and procedures, any reference to ‘employee’ includes any contract employees, secondees and other temporary staff. In addition, it includes employees seconded to Templeton Asset Management Limited. It also includes any individual conducting any activities under Martin Currie Australia (‘MCA’), the trading name of a division of Franklin Templeton Australia Limited (‘FTAL’).

Martin Currie Investment Management Ltd, registered in Scotland (no 66107) and whose registered address is 5 Morrison Street, 2nd floor, Edinburgh, EH3 8BH, Tel: 44 (0) 131 229 5252 Fax: 44 (0) 131 228 5959, www.martincurrie.com. Martin Currie Inc, registered in New York and in Scotland (no BR2575), whose registered office is at 280 Park Avenue, New York, NY 10017. Both companies are authorised and regulated by the Financial Conduct Authority and registered as Investment Advisors with the Securities and Exchange Commission.

Please note that calls to the above number may be recorded.

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CODE OF ETHICS

POLICY STATEMENT

Martin Currie’s Code of Ethics (the “Code”) is the primary expression of the business code of conduct and ethics that apply to all employees of Martin Currie. Along with the policies in the Compliance Manual, the Code sets out the standards and responsibilities that apply to all employees. As part of the Code, all Martin Currie staff must comply with the Franklin Templeton Code of Ethics, Policies and Reporting and the underlying policies referenced in that policy (save where a different Martin Currie-specific underlying policy applies instead).

Certification Requirements

All officers and employees of Martin Currie must have access to the Code, and when they join must acknowledge that they have read and understood it. On an annual basis, all employees are provided with access to the current version of the Code and must certify that it has been read, understood and complied with during the period since they last certified.

THE POLICY

This Code is based on the principle that Martin Currie owes a fiduciary duty to our clients when providing investment management services. This means that employees have a fundamental obligation to act in the best interests of our clients. We owe our clients a duty of undivided loyalty and utmost good faith.

Accordingly, employees must avoid activities that might interfere or appear to interfere with making decisions in the best interests of clients. Employees must not take unfair advantage of your position. The specific provisions of the Code must be adhered to as well as its general principles. This Code does not attempt to identify all possible conflicts of interest and compliance with the specific procedures described in the Code will not shield employees from liability for personal trading or other conduct that violates your fiduciary duties to clients.

Employees are required to report any violations of the Code immediately to the Chief Compliance Officer. At all times employees must:

•	Place the interests of clients first.

•	Not cause a client to take action, or not to take action, for employee personal benefit.

•	Avoid taking inappropriate advantage of employee’s position.

•	Avoid any situation that might compromise, or call into question the exercise of employee’s independent judgment.

•	Not offer or accept Gifts or Entertainment that could affect or could be perceived to affect employee’s ability or the ability of others to act in clients’ best interests.

•	Not engage in, or help others engage in, insider trading.

•	Conduct all personal securities transactions in full compliance with this Code and the Employee Dealing Policy.

•	Conduct all business activities in relation to Martin Currie and its clients without consideration of advantage to any outside business interests that you may have.

Confidentiality

Employees are prohibited from revealing any information relating to the investment intentions, activities or portfolios of clients or securities that are being considered for purchase or sale except to individuals who need to know that information in order to carry out their appointed roles.

CODE OF ETHICS

Anti-Bribery

Martin Currie’s business culture is one of zero tolerance on bribery. All business activities must be carried out in accordance with the Martin Currie “Anti Bribery and Corruption Policy”. It is an offence to offer, promise, give, request, and agree to receive or accept a bribe. Anything designed to create an undue advantage or to influence the recipient into performing their function improperly would be considered a bribe. As well as monetary bribes, a bribe can be non-monetary benefits including gifts or hospitality out with normal business practices.

Inducements

The giving and receiving of Gifts and Entertainment has the potential to create a conflict of interest between Martin Currie, its employees and for its clients. We need to ensure that we act with integrity when dealing with clients and third parties and take reasonable steps to ensure we do not offer, give, solicit or accept an inducement which could give rise to a conflict of interest. An inducement is defined as being something that helps bring about an action or desired result.

Undue Influence

Employees may not cause or attempt to cause any advisory client to purchase, sell or hold any security for the purpose of creating any personal benefit to employees, or their dependants.

Service as Director on Boards outside the Group

We do not permit employees to take on external listed company directorships (unless in exceptional circumstances) and require pre-approval of all unlisted directorships (first by line manager then by the Compliance team via the Star Compliance system).

External Business Interests

Where an employee has an external business interest, a conflict may arise between their personal interests and those of Martin Currie or of a client. The incentive and opportunity to act on a personal interest increases with the seniority of the individual.

Political Contributions to Elected Officials or Candidates of Government Entities

Martin Currie may, from time to time, seek to obtain investment management or advisory business from state and local governments located in the United States or other countries. In doing so it is important that Martin Currie manages potential conflicts of interest that may arise throughout the duration of any such relationship.

One specific conflict of interest may be the participation in behaviour which may be deemed to be “pay to play” practices. “Pay to play” practices involve using political contributions to influence the award of investment business. To safeguard Martin Currie against reputational damage and regulatory risk, Martin Currie and its employees are strictly prohibited from participating in such practices or making contributions of any kind.

CODE OF ETHICS

Restricted List

In accordance with the Market Abuse and Insider Dealing policy, if employees obtain MNPI about an investment, action must be taken to prohibit Martin Currie, its employees and their dependants from dealing. This is achieved by adding the security to the restricted list. When a company is placed on the restricted list, clients, employees and their dependants are prohibited from trading in the company’s shares until that company is removed from the restricted list.

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